INVESTMENT ADVISORY AGREEMENT

	This Agreement, made this 29th day of August, 1991, by and between Great Hall Investment Funds, Inc., a Minnesota corporation ("Great Hall
Investment"), on behalf of each portfolio represented by a series of shares of common stock of Great Hall Investment that adopts this Agreement (the "Funds") (the Funds, together with the date each Fund adopts this Agreement, are set forth in Exhibit A hereto, which shall be updated from time to time to reflect additions, deletions or other changes thereto), and Insight Investment Management, Inc., a Minnesota corporation (the "Adviser"),

      WITNESSETH:

      1.  INVESTMENT ADVISORY SERVICES.

      (a) Great Hall Investment hereby engages the Adviser on behalf of the Funds, and the Adviser hereby agrees to act, as investment adviser for, and to manage the investment of the assets of, the Funds.

      (b) The investment of the assets of each Fund shall at all times be subject to the applicable provisions of the Articles of Incorporation, the Bylaws, the Registration Statement, and the current Prospectus and the Statement of Additional Information, if any, of Great Hall Investment and each Fund and shall conform to the policies and purposes of each Fund as set forth in such documents and as interpreted from time to time by the Board of Directors of Great Hall Investment. Within the framework of the investment policies of each Fund, and except as otherwise permitted by this Agreement, the Adviser shall have the sole and exclusive responsibility for the management of each Fund's investment portfolio and for making and executing all investment decisions for each Fund. The Adviser shall report to the Board of Directors regularly at such times and in such detail as the Board may from time to time determine appropriate, in order to permit the Board to determine the adherence of the Adviser to the investment policies of the Funds.

      (c) The Adviser shall, at its own expense, furnish all office facilities, equipment and personnel necessary to discharge its responsibilities and duties hereunder. The Adviser shall arrange, if requested by Great Hall Investment, for officers or employees of the Adviser to serve without compensation from any Fund as directors, officers, or employees of Great Hall Investment if duly elected to such positions by the shareholders of the Funds or directors of Great Hall Investment.

      (d) The Adviser hereby acknowledges that all records pertaining to each Fund's investments are the property of Great Hall Investment, and in the event that a transfer of investment advisory services to someone other than the Adviser should ever occur, the Adviser will promptly, and at its own cost, take all steps necessary to segregate such records and deliver them to Great Hall Investment.
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      2.  COMPENSATION FOR SERVICES.

      In payment for the investment advisory and management services to be rendered by the Adviser hereunder, each Fund shall pay to the Adviser a fee, which fee shall be paid to the Adviser on a monthly basis not later than the fifth business day of the month following the month in which said services were rendered. The fee payable by each Fund shall be as set forth in Exhibit A hereto. The fee payable by each Fund shall be based on the average of the net asset values of all of the issued and outstanding shares of the Fund as determined as at the close of each business day of the month pursuant to the Articles of Incorporation, Bylaws, and currently effective Prospectus and Statement of Additional Information of Great Hall Investment and the Fund.

      3.  ALLOCATION OF EXPENSES.

      (a) In addition to the fee described in Section 2 hereof, each Fund shall pay all its costs and expenses which are not assumed by the Adviser. These Fund expenses include, by way of example, but not by way of limitation, taxes, interest, brokerage fees and commissions, and fees, costs and expenses associated with the following other matters and services: registration and qualification of Great Hall Investment, the Funds and their shares with the Securities and Exchange Commission and the various states; services of custodians, transfer agents, dividend disbursing agents, accounting services agents, shareholder services agents, independent auditors and outside legal counsel; maintenance of corporate existence; preparation, printing and distribution of prospectuses to existing Fund shareholders; services of Great Hall Investment directors who are not employees of the Adviser or of the principal underwriters of the Funds' shares (the "Co-Distributors") or any of their affiliates; directors' and shareholders' meetings, including the printing and mailing of proxy materials; insurance premiums for fidelity and other coverage; issuance and sale of Fund shares (to the extent not borne by the Co-Distributors under their agreement or agreements with Great Hall Investment); redemption of Fund shares; printing and mailing of stock certificates representing shares of the Funds; association membership dues; preparation, printing and mailing of shareholder reports; and portfolio pricing services, if any.

      (b) The Adviser or the Co-Distributors shall bear all advertising and promotional expenses in connection with the distribution of each Fund's shares, including paying for prospectuses, shareholder reports and sales literature for new or prospective shareholders. No Fund shall use any of its assets to finance costs incurred in connection with the distribution of its shares except pursuant to a plan of distribution, if any, adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940.
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      4.  FREEDOM TO DEAL WITH THIRD PARTIES.

      The Adviser shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder.

      5.  EFFECTIVE DATE, DURATION, TERMINATION, AMENDMENT OF AGREEMENT.

      (a) The effective date of this Agreement with respect to each Fund shall be the date set forth on Exhibit A hereto, which date shall not precede the date that this Agreement is approved by a vote of the holders of at least a majority of the outstanding voting securities of such Fund.

      (b) Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect with respect to each Fund for a period more than two years from the date of its execution but only as long as such continuance is specifically approved at least annually by (i) the Board of Directors of Great Hall Investment or by the vote of a majority of the outstanding voting securities of the applicable Fund, and (ii) by the vote of a majority of the directors of Great Hall Investment who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act of 1940, as amended) of the Adviser or of Great Hall Investment cast in person at a meeting called for the purpose of voting on such approval.

      (c) This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board of Directors of Great Hall Investment or by the vote of a majority of the outstanding voting securities of such Fund, or by the Adviser, upon 60 days' written notice to the other party.

      (d) This Agreement shall automatically terminate in the event of its "assignment" (as defined in the Investment Company Act of 1940, as amended).

      (e) No amendment to this Agreement shall be effective with respect to any Fund until approved by the vote of: (i) a majority of the directors of Great Hall Investment who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act of 1940, as amended) of the Adviser or of Great Hall Investment cast in person at a meeting called for the purpose of voting on such approval; and (ii) a majority of the outstanding voting securities of the applicable Fund.

      (f) Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities or shares of a Fund shall mean the lesser of (i) the vote of 67% or more of the voting securities of such Fund present at a regular or special meeting of shareholders duly called, if more than 50% of the Fund's outstanding voting securities are present or represented by proxy, or (ii) the vote of more than 50% of the outstanding voting securities of such Fund.
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      6.  NOTICES.

      Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

      7.  INTERPRETATION; GOVERNING LAW.

      This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder. To the extent that the provisions herein contained conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.

      IN WITNESS WHEREOF, Great Hall Investment and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                              GREAT HALL INVESTMENT FUNDS, INC.

                              By  Richard Fry
                               Its  Chairman


                              INSIGHT INVESTMENT MANAGEMENT, INC.

                              By  Peter O. Torvik
                               Its  Managing Director

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                               EXHIBIT A
                                   to
                     INVESTMENT ADVISORY AGREEMENT

                                                  ANNUAL ADVISORY FEE
      FUND              EFFECTIVE DATE    (as % of average daily net assets)

Great Hall Prime Money  November 1, 1991  .55% of average daily net assets
  Market Fund                                 up to $700 million;
  (Series A)                              .50% of the next $500 million of
                                              average daily net assets;
                                          .45% of the next $800 million of
                                              average daily net assets; and
                                          .40% of average daily net assets
                                              in excess of $2 billion

Great Hall U.S.         November 1, 1991  .50% of average daily net assets
  Government Money                            up to $100 million;
  Market Fund (Series B)                  .40% of the next $200 million of
                                              average daily net assets; and
                                          .35% of average net assets in
                                              excess of $300 million

Great Hall Tax-Free     November 1, 1991  .50% of average daily net assets
  Money Market Fund
  (Series C)

Great Hall National     March 17, 1992    .50% of average daily net assets*
  Tax-Exempt Fund
  (Series D)

Great Hall Minnesota    March 17, 1992    .50% of average daily net assets**
  Insured Tax-Exempt
  Fund (Series E)


* Until March 31, 1994, with respect to Series D, the Adviser shall waive its advisory fee (as calculated above) if and to the extent that the total operating and management expenses for Series D (excluding interest, taxes, brokerage commissions, 12b-1 fees and non-recurring or extraordinary charges and expenses) during any fiscal year exceed .96% per annum of Series D's average daily net assets. The first fiscal year to which this waiver applies shall run from the commencement of Series D's operations through July 31, 1992, the second fiscal year to which this waiver applies shall run from August 1, 1992 through July 31, 1993 and the third and final fiscal year to which this waiver applies shall run from August 1, 1993 through March 31, 1994.
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**  Until March 31, 1994, with respect to Series E, the Adviser shall waive its advisory fee (as calculated above) if and to the extent that the total operating and management expenses for Series E (excluding interest, taxes, brokerage commissions, 12b-1 fees and non-recurring or extraordinary charges and expenses) during any fiscal year exceed .92% per annum of Series E's average daily net assets (if Series E's average daily net assets during such fiscal year are $30 million or more), .77% per annum of Series E's average daily net assets (if Series E's average daily net assets during such fiscal year are at least $25 million but less than $30 million), and
 .67% per annum of Series E's average daily net assets (if Series E's average daily net assets during such fiscal year are less than $25 million). The first fiscal year to which this waiver applies shall run from the commencement of Series E's operations through July 31, 1992, the second fiscal year to which this waiver applies shall run from August 1, 1992 through July 31, 1993 and the third and final fiscal year to which this waiver applies shall run from August 1, 1993 through March 31, 1994.
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